UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2016

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2016, UQM Technologies, Inc. (the “Company” or “UQM”) announced that its board of directors has elected Joseph Mitchell as President and Chief Executive Officer of UQM and as a member of UQM’s board of directors effective as of that day.  Mr. Mitchell, 54, has served as Chief Operating Officer and interim Chief Executive Officer of UQM since July 20, 2015. Before that position Mr. Mitchell, who joined the Company on June 1, 2012, served as Senior Vice President of Operations.  From March 2012 until joining the Company, Mr. Mitchell was Director of Quality, North America, for A123 Systems, Inc. Mr. Mitchell served as Director, Operations and Quality - North American Hybrid Electric Drives for Continental Automotive from January 2008 through March 2012.  A copy of the Company’s press release announcing Mr. Mitchell’s election is included as Exhibit 99.1.

In connection with Mr. Mitchell’s new position, the Company entered into a new employment agreement (the “Agreement”) with Mr. Mitchell effective January 5, 2016.  The Agreement provides for an annual base salary of $330,000 and the eligibility to receive a discretionary annual cash bonus at a target level of 75% of his base salary and long-term incentive equity grants at a target level of 100% of his base salary. The Agreement continues to provide for a $100,000 cash retention bonus (the “Retention Bonus”) if Mr. Mitchell remains an employee of UQM continuously through June 30, 2017, which arrangement was set at the time of his previous employment agreement when he was appointed UQM’s interim President and Chief Executive Officer.

The Agreement provides that if Mr. Mitchell’s employment is terminated by the Company without cause, other than upon a “change in control” event (as defined in the Agreement),  he will be paid a lump sum of 12 months base salary.  If Mr. Mitchell’s employment is terminated (or deemed terminated) as a result of a change in control,  he will receive a severance payment equal to two times the sum of (a) the amount payable under the termination without clause provisions, (b) the average cash bonus paid to Mr. Mitchell for the preceding three fiscal years (or since Mr. Mitchell’s date of hire if less than three years) and (c) the Retention Bonus if previously unpaid.

The Agreement also provides that the Company shall maintain at its expense life insurance coverage on Mr. Mitchell payable to his designees in an amount equal to three times the annual salary payable to him.  Under the Agreement Mr. Mitchell also receives a monthly automobile allowance.    A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

UQM also has agreed to amend the Company  employment agreements with David I. Rosenthal, Chief Financial Officer, Adrian P. Schaffer, Vice President of Sales and Business Development, and Josh M. Ley, Vice President of Engineering, to (a) revise the definition of a “Change of Control Event” in each agreement to match that of Mr. Mitchell’s Agreement, and (b) change the period of the restrictive covenants.  Under the revised terms of each employment agreement, the following acquisition is not considered a Change of Control Event: “any acquisition directly from UQM as authorized by the board of directors of UQM of an amount of shares less than 50% of the Company’s then outstanding common stock on a fully diluted basis.”  Additionally, the non-competition and non-solicitation provisions were reduced from 12 months following termination of employment to 6 months following termination.  All other terms and conditions of the employment agreements with Mr. Rosenthal, Mr. Schaffer and Mr. Ley, as previously reported, will remain in full force and effect.  A copy of the form of amendment to the employment agreements is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.Description of Exhibit

10.1Employment Agreement dated as of January 5, 2016, between UQM and Joseph Mitchell.

10.2Form of Amendment to the Employment Agreements between UQM and each of David Rosenthal, Adrian Schaffer and Josh Ley

99.1UQM Press Release dated January 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: January 5, 2016	By: /s/David I. Rosenthal
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.Description of Exhibit

10.1Employment Agreement dated as of January 5, 2016, between UQM and Joseph Mitchell.

10.2Form of Amendment to the Employment Agreements between UQM and each of David Rosenthal, Adrian Schaffer and Josh Ley

99.1Press Release of UQM dated January 5, 2016.

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